JETBLUE AIRWAYS REPORTS SEPTEMBER TRAFFIC
New York, NY (October 10, 2019) -- JetBlue Airways Corporation (NASDAQ: JBLU) reported its preliminary traffic results for September 2019. Traffic in September increased 3.4 percent from September 2018, on a capacity increase of 2.5 percent. Load factor for September 2019 was 80.3 percent, an increase of 0.6 points from September 2018. JetBlue’s preliminary completion factor for September 2019 was 97.9 percent and its on-time (1) performance was 82.0 percent.

Third quarter revenue per available seat mile (RASM) is expected to decrease approximately (0.9) percent year-over-year. This is consistent with our revised guidance range of (2.0) and 0.0 percent.

JETBLUE AIRWAYS TRAFFIC RESULTS

	September 2019	September 2018	% Change
Revenue passenger miles (000)	4,017,553	3,887,279	3.4%
Available seat miles (000)	5,000,853	4,879,717	2.5%
Load factor	80.3%	79.7%	0.6 pts.
Revenue passengers	3,204,711	3,201,811	0.1%
Departures	29,119	29,838	(2.4)%
Average stage length (miles)	1,120	1,091	2.7%

	Y-T-D 2019	Y-T-D 2018	% Change
Revenue passenger miles (000)	40,445,698	38,271,431	5.7%
Available seat miles (000)	47,761,629	44,712,920	6.8%
Load factor	84.7%	85.6%	-0.9 pts.
Revenue passengers	32,252,135	31,853,890	1.3%
Departures	276,467	274,853	0.6%
Average stage length (miles)	1,140	1,093	4.3%

(1) The U.S. Department of Transportation considers on-time arrivals to be those domestic flights arriving within 14 minutes of schedule.
JetBlue is New York's Hometown Airline®, and a leading carrier in Boston, Fort Lauderdale-Hollywood, Los Angeles (Long Beach), Orlando, and San Juan. JetBlue carries more than 42 million customers a year to 100+ cities in the U.S., Caribbean, and Latin America with an average of more than 1,000 daily flights. For more information, please visit jetblue.com.

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